Exhibit 10.6
AMERESCO, INC.
2000 Stock Incentive Plan

AMERESCO, INC.

2000 Stock Incentive Plan
1.	Purpose

The purpose of this 2000 Stock Incentive Plan (the “Plan”) of Ameresco, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future subsidiary corporations as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a significant interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers, directors, consultants and advisors (and any individuals who have accepted an offer for employment) are eligible to be granted options, restricted stock awards, or other stock-based awards (each, an “Award”) under the Plan. Each person who has been granted an Award under the Plan shall be deemed a “Participant.”

3.	Administration, Delegation
(a)	Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b)	Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). If and when the common stock, $0.0001 par value per share, of the Company (the “Common Stock”) is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), the Board shall appoint one such Committee of not less than two members, each member of which shall be an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the executive officer referred to in Section 3(b) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or executive officer.
4.	Stock Available for Awards
(a)	Number of Shares. Subject to adjustment under Section 8, Awards may be made under the Plan for up to 6,000,000 shares of Common Stock. If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitation required under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b)	Per-Participant Limit. Subject to adjustment under Section 8, for Awards granted after the Common Stock is registered under the Exchange Act, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,000,000 per calendar year. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code (“Section 162(m)”).
5.	Stock Options
(a)	General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option.”

(b)	Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

(c)	Exercise Price. The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement.

(d)	Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement.

(e)	Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

(f)	Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:
(1)	in cash or by check, payable to the order of the Company;

(2)	except as the Board may, in its sole discretion, otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)	when the Common Stock is registered under the Exchange Act, by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board in good faith (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law and (ii) such Common Stock was owned by the Participant at least six months prior to such delivery;

(4)	to the extent permitted by the Board, in its sole discretion, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

(5)	by any combination of the above permitted forms of payment.

(g)	Substitute Options. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other subsections of this Section 5 or in Section 2.
6.	Restricted Stock
(a)	Grants. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a “Restricted Stock Award”).

(b)	Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.
7.	Other Stock-Based Awards

The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights.

8.	Adjustments for Changes in Common Stock and Certain Other Events
(a)	Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares,

reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the per-Participant limit set forth in Section 4(b), (iii) the number and class of securities and exercise price per share subject to each outstanding Option, (iv) the repurchase price per share subject to each outstanding Restricted Stock Award, and (v) the terms of each other outstanding Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 8(a) applies and Section 8(c) also applies to any event, Section 8(c) shall be applicable to such event, and this Section 8(a) shall not be applicable.

(b)	Liquidation or Dissolution. In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to the Participants provide that all then unexercised Options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date. The Board may specify the effect of a liquidation or dissolution on any Restricted Stock Award or other Award granted under the Plan at the time of the grant of such Award.

(c)	Recapitalization and Acquisition Events.
(1)	Definitions.
(a)	A “Recapitalization Event” shall mean: (i) any merger or consolidation of the Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property, or (ii) any exchange of shares of the Company for cash, securities or other property pursuant to a statutory share exchange transaction.

(b)	An “Acquisition Event” shall mean: (i) any merger or consolidation of the Company which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity (the “Acquiror”)) less than a majority of the combined voting power of the voting securities of the Company or the Acquiror outstanding immediately after such merger or consolidation, (ii) the sale of all or substantially all of the assets of the Company or (iii) the sale of shares of capital stock of the Company, in a single transaction or series of related transactions, representing at least 80% of the voting power of the outstanding securities of the Company.

(c)	“Cause” shall mean (i) the willful and continued failure by an employee of the Company to substantially perform his or her duties with the Company (other than any such failure resulting from an employee’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a notice of termination by an employee for Good Reason as defined below), provided that a written demand for substantial performance has been delivered to such employee by the Company specifically identifying the manner in which the Company believes that such employee has not substantially performed his or her duties and has not cured such failure within 30 days after such demand, or (ii) such employee’s willfully engaging in conduct which is demonstrably and materially injurious to the Company. For purposes of this definition, no act or failure to act on the employee’s part shall be deemed “willful” unless done or omitted to be done by such employee not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

(d)	“Good Reason” shall mean that, without an employee’s written consent, the occurrence after an Acquisition Event of any of the following circumstances unless, in the case of paragraphs (i), (ii) or (iv), such circumstances are fully corrected prior to the date of termination specified in any notification of termination given in respect thereof:
(i)	any significant diminution in the employee’s duties or responsibilities as in effect immediately prior to the Acquisition Event;

(ii)	any reduction in the employee’s annual base salary as in effect on the date their employment by the Company or as the same may be increased from time to time;

(iii)	the failure of the Company to continue in effect any material compensation or benefit plan in which such employee participates immediately prior to the Acquisition Event, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue such employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of such employee’s participation relative to other participants, as existed at the time of the Acquisition Event, or the failure by the Company to award cash bonuses to its executives in amounts substantially consistent with past practice in light of the Company’s financial performance;

(iv)	the failure by the Company to continue to provide the employee with benefits substantially similar to those enjoyed by such employee under any of the Company’s life insurance, medical, health and accident, or disability plans in which such employee was participating at the time of the Acquisition Event, the taking of any action by the Company which would directly or indirectly substantially reduce such benefits; and

(v)	any requirement by the Company or of any person in control of the Company that the location at which such employee perform his or her principal duties for the Company be changed to a new location outside a radius of 40 miles from the location at which such employee performs his or her principal duties for the Company at the time of the Acquisition Event.
(2)	Effect on Options.
(a)	Recapitalization Event. Upon the occurrence of a Recapitalization Event (regardless of whether such event also constitutes an Acquisition Event), or the execution by the Company of any agreement with respect to a Recapitalization Event (regardless of whether such event will result in an Acquisition Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that if such Recapitalization Event also constitutes an Acquisition Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, and if the Participant continues as an employee, consultant or advisor of the acquiring or succeeding corporation (or affiliate thereof) until the one-year anniversary of the date of the Acquisition Event (“Acquisition Anniversary”), the number of shares subject to the Option which would have then vested and become exercisable had the last 24 months (or if less than 24 months remained, such lesser period) of scheduled vesting been accelerated shall vest and become exercisable upon the Acquisition Anniversary, and the remaining unvested shares shall continue to become vested in accordance with the original vesting schedule set forth in such Option. If the Participant was granted the Option as an employee of the Company and his or her employment with the Company is terminated by the Company without Cause prior to the Acquisition Anniversary, or such Participant voluntarily terminates his or her employment with the Company for Good Reason prior to the Acquisition Anniversary, then the number of shares subject to the Option which would have then vested and become exercisable had the last 24 months (or if less than 24 months remained, such lesser period) of scheduled vesting been accelerated shall vest and become exercisable immediately prior to such Participant’s termination date.

For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Recapitalization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Recapitalization Event, the consideration (whether cash, securities or other property) received as a result of the Recapitalization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Recapitalization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Recapitalization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Recapitalization Event.

(b)	Acquisition Event that is not a Recapitalization Event. In the event of an Acquisition Event that does not also constitute a Recapitalization Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, and if the Participant continues as an employee, consultant or advisor of the acquiring or succeeding corporation (or affiliate thereof) until the Acquisition Anniversary, the number of shares subject to the Option which would have then vested and become exercisable had the last 24 months (or if less than 24 months remained, such lesser period) of scheduled vesting been accelerated shall vest and become exercisable upon the Acquisition Anniversary, and the remaining unvested shares shall continue to become vested in accordance with the original vesting schedule set forth in such Option. If the Participant was granted the Option as an employee of the Company and his or her employment with the Company is terminated by the Company without Cause prior to the Acquisition Anniversary or such Participant voluntarily terminates his or her employment with the Company for Good Reason prior to the Acquisition Anniversary, then the number of shares subject to the Option which would have then vested and become exercisable had the last 24 months (or if less than 24 months remained, such lesser period) of scheduled vesting been accelerated shall vest and become exercisable immediately prior to such Participant’s termination date.
(3)	Effect on Restricted Stock Awards.
(a)	Recapitalization Event that is not an Acquisition Event. Upon the occurrence of a Recapitalization Event that is not an Acquisition Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Recapitalization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.

(b)	Acquisition Event. In the event of an Acquisition Event (regardless of whether such event also constitutes a Recapitalization Event), except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, and if the Participant continues as an employee, consultant or advisor of the acquiring or succeeding corporation (or affiliate thereof) until the Acquisition Anniversary, then the vesting schedule of such Restricted Stock Award shall be accelerated in part so that the number of shares which would have become free from conditions or restrictions had the last 24 months (or if less than 24 months remained, such lesser period) of scheduled release from conditions or restrictions been accelerated shall become free from such conditions or restrictions, and the remaining restricted shares shall continue to become free from conditions or restrictions in accordance with the original schedule set forth in such Restricted Stock Award. If the Participant was granted the Restricted Stock Award as an employee of the Company and his or her employment with the Company is terminated by the Company without Cause prior to the Acquisition Anniversary or such Participant voluntarily terminates his or her employment with the Company for Good Reason prior to the Acquisition Anniversary, then the vesting schedule of such Participant’s Restricted Stock Award shall be accelerated in part so that the number of shares that would have become free from conditions or restrictions had the last 24 months (or if less than 24 months remained, such lesser period) of scheduled release from conditions or restrictions been accelerated shall become free from such conditions or restrictions immediately prior to such Participant’s termination date.
(4)	Effect on Other Awards.
(a)	Recapitalization Event that is not an Acquisition Event. The Board shall specify the effect of a Recapitalization Event that is not an Acquisition Event on any other Award granted under the Plan at the time of the grant of such Award.

(b)	Acquisition Event. In the event of an Acquisition Event (regardless of whether such event also constitutes a Recapitalization Event), except to the extent specifically provided to the contrary in the instrument evidencing any

Award or any other agreement between a Participant and the Company, and the holder of such other Award continues as an employee, consultant or advisor of the acquiring or succeeding corporation (or affiliate thereof) until the Acquisition Anniversary, then the vesting schedule of such other Award shall be accelerated in part so that the number of shares that would have become exercisable, realizable, vested or free from conditions or restrictions had the last 24 months (or if less than 24 months remained, such lesser period) of scheduled realization, vesting or release from conditions or restrictions been accelerated shall become exercisable, realizable, vested or free from conditions or restrictions upon the Acquisition Anniversary, and the remaining unvested shares shall continue to become exercisable, realizable, vested or free from conditions or restrictions in accordance with the original schedule set forth in such Award. If the Participant was granted the Award as an employee of the Company and his or her employment with the Company is terminated by the Company without Cause prior to the Acquisition Anniversary or such Participant voluntarily terminates his or her employment with the Company for Good Reason prior to the Acquisition Anniversary, then the number of shares that would have become exercisable, realizable, vested, or free from conditions or restrictions had the last 24 months (or if less than 24 months remained, such lesser period) of scheduled realization, vesting or release from conditions or restrictions been accelerated shall become exercisable, realizable, vested or free from conditions or restrictions immediately prior to such Participant’s termination date.
9.	General Provisions Applicable to Awards
(a)	Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b)	Documentation. Each Award shall be evidenced by a written instrument in such form as the Board shall determine. Such written instrument may be in the form of an agreement signed by the Company and the Participant or a written confirming memorandum to the Participant from the Company. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)	Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)	Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

(e)	Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Award, when the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f)	Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(g)	Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)	Acceleration. The Board may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of restrictions in full or in part or that any other Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.
10.	Miscellaneous
(a)	No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)	No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c)	Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board. No Awards shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

(d)	Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time.

(e)	Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to this Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f)	Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

Adopted by the Board of Directors
on October 27, 2000